Exhibit 99.1

April 23, 2004

For immediate release

TENGASCO RESUMES DRILLING IN SWAN CREEK FIELD

        KNOXVILLE, Tenn., – Tengasco, Inc. [AMEX:TGC] announced today that drilling began April 22, 2004 on a new gas well, the Hazel Sutton #3, in the Swan Creek field in Hancock County, Tennessee. A contract for drilling services was entered into with Union Drilling of Norton, Virginia. The Company intends to drill the Hazel Sutton #3 to the gas reservoir in the Knox formation at an approximate depth of 5,000 ft, but may complete the Hazel Sutton #3 as an oil well if commercial quantities of oil are encountered at a shallower depth. It is expected the Hazel Sutton #3 well can be drilled to the depth of the Knox reservoir and completed in approximately three weeks. Upon completion of the Hazel Sutton #3, Union Drilling will move to another location and begin drilling the Paul Reed #12, which is also expected to be a Knox gas well. Additional locations are being constructed for wells that will be part of the future development of the Swan Creek field. Workovers are also underway on a number of existing oil wells in both Tennessee and Kansas. The Company’s dispute with Bank One continues, but the rights offering that was completed on March 19, 2004 produced working capital for the new drilling and workovers of existing wells.

        The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2003 and thereafter; the Company’s going concern qualification; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability. The Company’s actual results could differ materially from the forward-looking statements.